Exhibit 10.37

August 27, 2008

Mr. Oliver Burckhardt
[omitted]

Dear Oliver:

Reference is made to your employment agreement with Orthofix Inc. (the “Company”), dated November 27, 2007 (the “Agreement”).  As we discussed today, as part of our agreement for you to cease serving as an employee of the Company, I am writing to provide you Notice of Termination (as defined in the Agreement) without Cause in accordance with Sections 4.5, 4.8 and 7.1 of the Agreement. Your termination will be effective 30 days from August 28, 2008, i.e. September 27, 2008 (the “Separation Date”), as provided in the Agreement.  During the 30-day period, you will be paid your regular salary, the Agreement will remain in effect, you will report directly to Bradley R. Mason, and you will continue to serve as an employee of Orthofix Inc. (as well as in your capacity as President of the Spine Division and President of Blackstone Medical, Inc.), all as required by and set forth in the Agreement. This termination entitles you to a severance payment of $472,500 (the “Severance Payment”), as well as reimbursement of outplacement services of up to $25,000 and other benefits, as set forth in the Agreement. You understand that as a result of the performance of the Spine Division and Blackstone Medical, Inc. in 2008, you are not entitled to and will not receive any Incentive Compensation (as defined in the Agreement) for 2008 pursuant to Sections 2.3 or 5.1 or any other provision of the Agreement.

We understand you desire to avoid the imposition of tax under Section 409A of the Internal Revenue Code, as amended (the “Code”). As such, you have been advised by counsel to wait six months and one day from the Separation Date (the “Payment Date”) to receive the Severance Payment.  You also understand that your receipt of the Severance Payment and other benefits under the Agreement are contingent on your signing a release (the “Release”) as set forth under Section 5.4 of the Agreement. We will pay you the Severance Payment on the Payment Date only following receipt from you on that date of a Release signed and dated the Payment Date.  We will have no obligation to pay you the Severance Payment or provide you the other benefits if you do not sign the Release.  The payments described in this letter (the “Payments”) are intended by you and the Company to comply with Section 409A of the Code, and the guidance and Treasury Regulations issued thereunder to the extent applicable thereto, and this letter will be interpreted and construed consistent with this intent.  Notwithstanding the foregoing, the Company will not be required to assume any increased economic burden in connection with the Payments.  The Company does not represent or warrant that the Payments will comply with Section 409A of the Code or any other provision of federal, state, or local law.  Neither the Company, nor any parent or affiliate, nor its or their respective directors, officers, employees or advisers (collectively, the “Parent Group”) will be liable to you (or to any other individual claiming a benefit through you) for any tax, interest, or penalties you might owe as a result of the Payments, and no member of the Parent Group shall have any obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Section 409A of the Code. You will indemnify the Parent Group for any tax, interest or penalties you may owe under Section 409A of the Code as a result of the Payments that the Parent Group pays on your behalf.

At this time, we also would remind you of your non-competition, non-solicitation, confidentiality and other obligations under the Agreement. For the avoidance of doubt, nothing in this letter limits or alters your post-termination obligations to the Company and its affiliates under Section 6 of the Agreement or otherwise, all of which will remain in effect in accordance with the Agreement following the date hereof and the Separation Date.

Please indicate your agreement and acknowledgment to the above by signing where indicated below and returning a copy to me. Your signature below will also constitute resignation by you, as of the Separation Date, from all officer and director positions with the Company or any of its parents or affiliates, as required by the Agreement. If we do not receive from you a countersigned copy of this letter by 5:00 Eastern Time on August 28, 2008, this letter shall nevertheless serve as a Notice of Termination (as defined in the Agreement) pursuant to Section 4.5 of the Agreement.

Sincerely,

Orthofix Inc.

Bradley R. Mason, authorized signatory

Acknowledged and Accepted:

/s/ Oliver Burckhardt
Oliver Burckhardt, an individual
Dated: August 27, 2008

cc: Thomas P. Desmond (via e-mail to tdesmond@vedderprice.com)